CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-261023 on Form N-2 of our report dated September 20, 2024, relating to the financial statements and financial highlights of BlackRock Municipal Income Trust II (the “Trust”), appearing in this Annual Report on Form N-CSR for the year ended July 31, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 3, 2024